EXHIBIT 3.3

CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION OF
APACHE MEDICAL SYSTEMS, INC.

ONE

      The Certificate of Incorporation of APACHE Medical Systems, Inc. is amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

      FIRST.   Name. The name of the corporation is Aros Corporation.

TWO

      At its regular meeting held on May 14, 2001, the Board of Directors of the corporation declared the amendment advisable, duly adopted it and recommended it for consideration by the stockholders at their next annual meeting.

THREE

      At their annual meeting duly called and held on June 11, 2001 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the corporation adopted the amendment by voting the necessary number of shares as required by statute in favor of the amendment.

FOUR

      The corporation, its Board of Directors and its stockholders duly adopted the amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      The undersigned declares that the facts herein stated are true as of July 3, 2001.

APACHE MEDICAL SYSTEMS, INC

By: /s/ Gerald E. Bisbee, Jr., Ph.D.
Gerald E. Bisbee, Jr., Ph.D. Secretary and Chairman of the Board